UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BEAZER HOMES USA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	54-2086934
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Abernathy Road N.E., Suite 260,

Atlanta, Georgia 30328

(Address of Principal Executive Offices) (Zip Code)

BEAZER HOMES USA, INC.

AMENDED AND RESTATED 2014 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Keith L. Belknap

Executive Vice President and

General Counsel

1000 Abernathy Road N.E., Suite 260

Atlanta Georgia 30328

(Name and address of agent for service)

(770) 829-3700

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.001 per share (3)	1,700,000	$4.765	$8,100,500	$1,051.44

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s common stock that may become issuable under the Beazer Homes USA, Inc. Amended and Restated 2014 Long-Term Incentive Plan as a result of any stock dividend, stock split, recapitalization or other similar adjustment of the Registrant’s common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act. The maximum offering price per share is based on the average of the high and low prices of the common stock of Beazer Homes USA, Inc. as reported on the New York Stock Exchange on March 20, 2020.

(3)	Each share of Common Stock includes one preferred stock purchase right.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Beazer Homes USA, Inc., a Delaware corporation (the “Company,” the “Registrant” or “we”), relating to 1,700,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be offered and sold under the Beazer Homes USA, Inc. Amended and Restated 2014 Long-Term Incentive Plan (the “Plan”), which shares of Common Stock are in addition to the 1,850,000 shares of Common Stock registered pursuant to the Company’s Registration Statement on Form S-8 filed on February 10, 2017 with the Securities and Exchange Commission (the “Commission”) (SEC file number 333-215991) and the 2,000,000 shares of Common Stock registered pursuant to the Company’s Registration Statement on Form S-8 filed on November 24, 2014 with the Commission (SEC file number 333-300542) (collectively the “Prior Registration Statements”).

This Registration Statement relates to securities of the same class as that to which the Prior Registration Statements relate and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

EXHIBIT INDEX

Exhibit No.	Document

4.1	Beazer Homes USA, Inc. Amended and Restated 2014 Long-Term Incentive Plan (incorporated herein by reference to Appendix I of Beazer Homes USA, Inc.’s Form DEF 14A filed on December 20, 2019).

5.1	Opinion of King & Spalding LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of King & Spalding LLP (included in Exhibit 5.1).

24.1	Powers of Attorney. (included on signature page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Beazer Homes USA, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on March 23, 2020.

BEAZER HOMES USA, INC.

By:	/s/ Allan P. Merrill
Allan P. Merrill
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby severally and individually constitutes and appoints Allan P. Merrill, Robert L. Salomon and Keith L. Belknap, each of them severally, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-8 and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act or to Instruction E to Form S-8, in each case which relates to this Registration Statement, and all instruments necessary or advisable in connection therewith and to file the same with the Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title

/s/ Allan P. Merrill Allan P. Merrill	President, Chief Executive Officer, Chairman and Director (Principal Executive Officer)	March 23, 2020

/s/ Robert L. Salomon Robert L. Salomon	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 23, 2020

/s/ Elizabeth S. Acton Elizabeth S. Acton	Director	March 23, 2020

/s/ Laurent Alpert Laurent Alpert	Director	March 23, 2020

/s/ Peter M. Orser Peter M. Orser	Director	March 23, 2020

/s/ Norma A. Provencio Norma A. Provencio	Lead Director	March 23, 2020

/s/ Danny R. Shepherd Danny R. Shepherd	Director	March 23, 2020

/s/ David J. Spitz David J. Spitz	Director	March 23, 2020

/s/ C. Christian Winkle C. Christian Winkle	Director	March 23, 2020